Exhibit 10.3

FORM OF PERFORMANCE SHARE AWARD

Name: «First» «MI» «Last»	Date

Employee ID Number: «EmplID»

I am pleased to advise you that the Compensation Committee of the Company’s Board of Directors has granted you a target performance share award as provided below, pursuant to the Office Depot, Inc. Long-term Equity Incentive Plan (“the Plan”).

1. Performance Award

Your target award level is XXXX shares of Office Depot stock. The number of shares actually earned can range from 0% to 150% of your target award depending on overall Company performance.

This Performance Share award is a stock award with a 3-year performance cycle. At the end of the 3-year period, which began on January 1, XXXX, the Company’s performance as measured against a peer group of companies (see attached list), will determine the actual number of shares earned — which may be more or fewer shares than the target. If performance falls short of the plan by a sufficient amount, no shares will be awarded.

The measure for determining final payout has been recommended to shareholders to be cumulative Total Shareholder Return, or TSR, relative to an industry peer group. Actual awards would be made based on the Company’s percentile ranking within the peer group’s performance.

Below first quartile, performance will result in zero shares earned. Above 25% performance achievement, target shares will begin to be earned. For each percentile of performance increase above this level, earned shares will increase 3% such that a maximum of 150% of target shares will be earned at 75th percentile performance (see attached graph).

2. Effect on award in case of:

a.	Employment termination — if your employment with the Company terminates before the receipt of payout of the award, regardless of the reason, the performance share award shall be forfeited.

b.	Death during employment — your estate or any person who acquired such award by bequest or inheritance, will at the time of the normal date of calculation of the award, be paid a pro-rata portion of the award for the period of time worked.

3.	Conformity with Plan — Your award is intended to conform in all other respects with, and is subject to, all applicable provisions of the Plan which is incorporated herein by reference. Inconsistencies between this letter and the Plan shall be resolved in accordance with the terms of the Plan.

You may obtain a copy of the Plan by going to the Intranet, selecting Human Resources then Compensation. You may also obtain a list of the peer group companies at the same location.

All definitions stated in the Plan shall apply to this letter.

Please acknowledge your award by signing the Acknowledgment Form in the space provided and returning the same to the Stock Option Administrator of the Company.

Very truly yours,

OFFICE DEPOT, INC.

By

Neil Austrian
Chairman and Chief Executive Officer

Attachments:
   Acknowledgment Form
   Peer List
   Payout Graph